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                                                                    Exhibit 10.4

                     AGREEMENT REGARDING SUBLEASE AND LEASE



     This Agreement Regarding Sublease and Lease (the "AGREEMENT") is made as of May 6, 2004 by and between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California ("LANDLORD"), and CONNETICS CORPORATION, a Delaware corporation ("SUBTENANT"). Landlord and Subtenant are each sometimes referred to in this Agreement as a "Party", and collectively as "Parties".

     The Parties enter into this Agreement on the basis of the following facts, understandings and intentions:

     A. Landlord and Incyte Corporation, formerly known as Incyte Pharmaceuticals, Inc. ("TENANT"), are the parties to that certain Lease dated as of June 19, 1997, as amended by (i) Notice of Commencement Date dated October 28, 1998, (ii) Notice of Base Rent and Rentable Area dated November 24, 1998, and (iii) Notice of Rent Commencement Date and Expiration Date dated November 24, 1998 (as so amended, the "ORIGINAL LEASE"), under which Tenant leases from Landlord a two-story building commonly known as 3160 Porter Drive in Palo Alto, California (the "PREMISES"), as more particularly described in the Lease. A copy of the Lease is attached hereto as EXHIBIT A.

     B. Pursuant to a sublease of even date herewith, Tenant and Subtenant have entered into a sublease of the entire Premises (the "SUBLEASE"), a copy of which is attached hereto as EXHIBIT B, and Landlord has consented thereto.

     C. Subtenant acknowledges that Landlord and Tenant have agreed to certain further amendments to the Original Lease pursuant to a First Amendment to Lease (the "First Amendment") being entered into concurrently with the Sublease, a copy of which is attached hereto as EXHIBIT C. The Original Lease, as amended by the First Amendment, is referred to herein as the "LEASE".

     D. Landlord and Subtenant desire to make certain additional amendments to the Lease that will apply only as between Landlord and Subtenant pursuant to the terms of this Agreement. In addition, Landlord and Subtenant desire to document certain additional agreements between them with respect to the Lease and the Sublease.

     NOW THEREFORE, IN CONSIDERATION of the mutual covenants and premises of the Parties, the Parties agree as follows:

     1.   NON-DISTURBANCE.

          a) If the Lease is terminated for any reason prior to the expiration of its term, Landlord shall recognize the Sublease and shall recognize Subtenant's occupancy of the Premises, provided that no event of default (beyond any applicable notice and cure or grace period) on the part of Subtenant is then existing under the Sublease, and provided further that Subtenant's continuing rights under the Sublease and the Lease shall be contingent on Subtenant having complied with the terms of Section 1(c) below and Landlord actually receiving the additional consideration provided in Section 1(c). The Sublease shall immediately become effective as a direct lease between Landlord and Subtenant as of the date of termination of the

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Lease, and shall continue in effect until the expiration of the Sublease term, whereupon the terms of Section 2 below shall govern Subtenant's continued occupancy of the Premises. Subtenant's possession of the Premises and Subtenant's rights and privileges under the Sublease shall not be disturbed, diminished or interfered with by Landlord, so long as Subtenant is not in default of its obligations under the Sublease. Subtenant shall attorn to Landlord, such attornment to be effective and self-operative without the execution of any further instrument, and Subtenant shall perform all of Tenant's obligations under the Sublease directly to Landlord as if Landlord were the sublessor under the Sublease.

          (b) Subtenant agrees that if Landlord shall succeed to the interest of Tenant as sublessor under the Sublease, and in any event upon the commencement of the Extended Term (as defined in Section 2 below), Landlord shall not be: (i) liable for any action or omission of Tenant under the Sublease, (ii) subject to any offsets, claims or defenses that Subtenant might have had against Tenant under the Sublease, (iii) bound by any rent or additional rent that Subtenant might have paid for more than the current month to Tenant under the Sublease, except for any such amounts transferred to Landlord, or (iv) in any way responsible for any deposit or security deposit delivered to Tenant, but not subsequently delivered to Landlord.

          (c) As consideration for Landlord entering into this Agreement (concurrently with the execution of this Agreement and effective as of the date of this Agreement), Subtenant shall deliver to Landlord an irrevocable stand-by letter of credit in the original amount of two million dollars ($2,000,000) (the "LETTER OF CREDIT"), which Landlord may fully draw and retain upon termination of the Lease during the Sublease term for any reason. The Letter of Credit shall be in a form and substance and issued by a bank that is reasonably satisfactory to Landlord. The Letter of Credit shall: (i) name Landlord as beneficiary; (ii) allow Landlord to make partial and multiple draws thereunder up to the face amount, as determined by Landlord; (iii) require the issuing bank to pay to Landlord the amount of a draw upon receipt by such bank of a sight draft signed by Landlord and presented to the issuing bank reciting that termination of the Lease has occurred, giving rise to the ability of the Landlord to draw; and (iv) provide that Landlord can freely transfer it upon an assignment or other transfer of its interest in the Lease to the assignee or transferee, without charge to Landlord and without recourse, and without having to obtain the consent of Subtenant or the issuing bank. Landlord shall be entitled to draw upon the Letter of Credit in accordance with the terms of this Section 1(c), or at any time within thirty (30) days prior to the expiration date of the Letter of Credit, unless Subtenant shall have delivered to Landlord a replacement Letter of Credit meeting the requirements of this paragraph and with an expiration date not less than twelve (12) months after the date of delivery. The Letter of Credit (or, if applicable, a replacement thereof satisfactory to Landlord) shall remain in effect until the expiration or the sooner termination of the Sublease, subject to the reduction in face amount of the Letter of Credit provided below. The Letter of Credit shall be held by Landlord as consideration for its recognition of Subtenant as tenant under the Lease, and not as security for Subtenant's performance under the Lease or the Sublease. No trust relationship is created herein between Landlord and Subtenant with respect to the Letter of Credit, and in no event shall the Letter of Credit or any proceeds drawn thereunder be considered prepaid rent. Commencing on the nineteenth (19th) month of the Sublease term, the Letter of Credit shall be reduced by Thirty Five Thousand Eighty Seven Dollars and Seventy Two Cents ($35,087.72) per month, such that the Letter of Credit shall be reduced to a zero balance by March 31, 2011 and will automatically expire. In the event of Landlord's receipt of a replacement Letter of Credit in a reduced amount calculated at the time of issuance of such replacement, Landlord shall surrender to Subtenant the Letter of Credit previously held.

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     2.   LEASE EXTENSION. Landlord agrees that upon the expiration of the
Sublease, the Lease shall be extended as a direct lease between Landlord and Subtenant, and by Subtenant's execution of this Agreement, Subtenant hereby assumes all obligations of Tenant under the Lease as of the expiration date of the term of the Sublease. The term of the Lease shall be extended for an additional term commencing on April 1, 2011, and expiring on December 31, 2014 (the "EXTENDED TERM"). In consideration for Landlord's agreement to the extension of the Lease term and Landlord's agreement to allow Subtenant to assume the Extended Term of the Lease at the agreed-upon rental rate set forth in this Agreement, on the Commencement Date of the Sublease, Subtenant shall pay to Landlord the sum of One Million Six Hundred Fifty Thousand Dollars ($1,650,000).

     3. AS-IS. Subtenant agrees and acknowledges that its assumption of Tenant's obligations under the Lease during the Extended Term shall be based on Subtenant's own knowledge of the Premises, and Subtenant shall accept the Premises in its as-is condition existing as of the commencement of the Extended Term, without any representation or warranty on the part of Landlord or any of its agents, employees or contractors. Landlord shall have no obligation to prepare the Premises for continued occupancy by Subtenant, and shall not be obligated to make any contribution towards tenant improvements, alterations, or any other items.

     4. BASE RENT DURING EXTENDED TERM. The Base Rent under the Lease during the Extended Term shall be as follows:


----------------------- -------------------------- ---------------------------
Months                  Lease Rate/Month           Monthly Base Rent
----------------------- -------------------------- ---------------------------
1-12                    $1.40 NNN                  $134,435
----------------------- -------------------------- ---------------------------
13-24                   $1.45 NNN                  $139,236.25
----------------------- -------------------------- ---------------------------
25-36                   $1.50 NNN                  $144,037.50
----------------------- -------------------------- ---------------------------
37-45                   $1.55 NNN                  $148,838.75
----------------------- -------------------------- ---------------------------



     5. OPTIONS TO RENEW. For no additional consideration, Landlord hereby grants to Subtenant two (2) options to renew the Lease (the "RENEWAL OPTION(S)"), each Renewal Option for a period of three (3) years (the "RENEWAL Term(s)"). The Renewal Option(s) shall be void if an "Event of Default" (as described in Article 19 of the Lease) by Subtenant exists under the Lease, either at the time of exercise of either Renewal Option or the time of commencement of either Renewal Term. The Renewal Options must be exercised, if at all, by written notice from Subtenant to Landlord given not less than nine
(9) months prior to the expiration of the Extended Term (in the case of the first Renewal Option), and nine (9) months prior to the expiration of the first Renewal Term (in the case of the second Renewal Option). The Renewal Terms shall be upon the same terms and conditions as the original Term, except that the Base Rent applicable to each Renewal Term shall be equal to ninety-five percent (95%) of the Prevailing Market Rent as of the commencement date of that Renewal Term, as determined pursuant to the attached EXHIBIT D. The Renewal Options are personal to

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Subtenant and shall be inapplicable and null and void if Subtenant assigns the whole of its interest under the Lease.

     6. AMENDMENTS TO LEASE. As between Landlord and Subtenant only, the following Sections of the Lease shall be amended as follows:

          (a) Landlord agrees and acknowledges that Subtenant's proposed use of the Premises is permitted under the Lease. Notwithstanding the foregoing, the use of the Premises by any assignee of Subtenant's interest in the Lease, and any subtenant of all or any portion of the Premises or subtenant shall strictly comply with the requirements of Article 7 of the Lease.

          (b)  Section 4.3 of the Lease shall be deleted in its entirety.

          (c) Section 18.4 of the Lease shall be deleted in its entirety and the following substituted therefor:

          "If Tenant desires to assign Tenant's interest in the Premises or to sublease twenty-five percent (25%) or more of the Premises for more than three (3) years or for the balance of the Term (collectively, a "TRANSFER"), Tenant's Notice of Proposed Transfer shall also include a written offer that includes all of the substantial business terms that Tenant has offered to a Transferee which Tenant would execute if Landlord does not accept Tenant's offer (the "OFFER") and shall offer to Transfer Tenant's interest in the Premises to Landlord on such terms and conditions. Landlord shall have fifteen (15) days from Landlord's receipt of the Offer to accept the Offer by written notice to Tenant or to approve or disapprove the Transfer as provided in
          Section 18.3. If Landlord accepts the Offer, Landlord and Tenant shall consummate the Transfer within fifteen (15) days after Landlord's written notice of acceptance. The Transfer shall be consummated by Tenant's delivery to Landlord of a good and sufficient assignment of lease or sublease. If Landlord does not accept the Offer, but approves the Transfer, then in the event the terms of the Transfer are materially changed during subsequent negotiations to be more favorable to the Transferee, Tenant shall again deliver to Landlord an Offer in accordance with this Section, offering the interest to Landlord on such more favorable terms. Landlord shall then have another period of fifteen (15) days after receipt of such Offer to accept such Offer."


In the event Subtenant seeks consent for a Transfer (as defined in the foregoing
Section 18.4) during the Sublease term, it shall first comply with the foregoing requirements regarding the Offer to Landlord, and then seek Tenant's consent to the Transfer (whether to Landlord or to a third party).

          (d)  Section 24.7 of the Lease shall be amended as follows:

               (i) The existing provisions of Section 24.7 shall be identified as subsection (a).


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               (ii) Section 24.7 shall be amended to add the following:

          "(b) Except for Hazardous Materials in the structural components of the Building, and Hazardous Materials released to the environment (which are dealt with in subsection (a) above), upon the expiration or earlier termination of this Lease Tenant shall remove all Hazardous Materials from the Premises as required by the City of Palo Alto closure ordinance. Tenant shall be responsible for obtaining final certification of compliance with the Palo Alto facility closure ordinance from the Palo Alto Fire Department and shall perform any work requested by the Palo Alto Fire Department. Tenant shall coordinate all work to be performed pursuant to this subsection through the Environmental Manager for the Stanford Management Company, shall keep Landlord fully apprised of all work performed, and shall provide Landlord with copies of reports documenting the removal and proper disposal of Hazardous Materials under this Lease and in compliance with the Palo Alto facility closure ordinance (referred to hereinafter as "DOCUMENTATION OF COMPLETED FACILITY CLOSURE"). If, after receiving Documentation of Completed Facility Closure, Landlord subsequently finds additional Hazardous Materials at the Premises that are attributable to activities at the Premises during the term of the Lease, Tenant shall reimburse Landlord for the cost to remove and remediate any such Hazardous Materials. Tenant shall be solely responsible for the proper handling, transport, manifesting and disposal of any Hazardous Materials removed from the Premises under this Section 24.7. Further, Tenant shall be identified as the generator of any Hazardous Materials removed from the Premises, whether removed by Landlord or Tenant, and Tenant's EPA generator ID number shall be used for manifesting such material for offsite disposal.

          (c) Tenant shall terminate, or amend to exclude the Premises from, all environmental or health and safety permits it holds with the Bay Area Air Quality Management District, the City of Palo Alto Fire Department, the City of Palo Alto Sanitary Sewer District, the Department of Health Services and any other agency for the Premises or activities at the Premises, and provide written confirmation of such to Landlord. Tenant shall be responsible for any notifications required to environmental, health or safety agencies and for performing any obligations associated with termination of permits it holds or held and closure of related equipment, structures and facilities."

          (e)  Article 30 of the Lease shall be deleted in its entirety.

          (f) Article 31 of the Lease shall be deleted in its entirety and the following substituted therefor:

          "Tenant agrees to pay as Additional Rent under this Lease its proportionate share of the reasonable cost of any transit services or traffic mitigation programs which Landlord implements in the Stanford Research Park, including without limitation charges for service and surcharges imposed directly or indirectly on the Premises by any governmental agencies on or with respect to transit (including transit services which may be provided in the future to occupants of the Stanford Research Park) or automobile usage or parking facilities (collectively, "TRANSIT FEES"). Tenant's


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

          share of Transit Fees shall be assessed pro rata and on a non-discriminatory basis, based on a reasonable standard applied in a non-discriminatory manner by Landlord (for example, based on the rentable area of the Improvements as compared to the total rentable area of the Stanford Research Park (or the area being served by the service, if less than the entire Stanford Research Park), or based on the average employee headcount in the Premises as compared to the overall employee density of the Stanford Research Park). Tenant shall not be required to pay any Transit Fees for programs that do not serve the Premises. In no event shall Tenant's share of Transit Fees exceed twenty cents ($.20) per year per square foot of Rentable Area in the Premises, subject to annual adjustment (as of April 1, 2005 and each April 1 thereafter during the Term) to reflect percentage increases in the Consumer Price Index published by the U.S. Department of Labor, Bureau of Labor Statistics (San Francisco, Oakland, San Jose Area, All Urban Consumers, All Items, 1982-84 - 100), or if such index is no longer published, a successor or substitute index designated by Landlord in its reasonable discretion, which shall be published by a governmental agency and reflecting changes in consumer prices in the San Francisco Bay Area."


          (g)  The following paragraph shall be added to the Lease as a new
Section 42.16:

          "Tenant shall use commercially reasonable efforts to do business with vendors located in the City of Palo Alto for the purchase of personal property, furniture, equipment and supplies used in connection with Tenant's operations at the Premises. To the maximum extent permitted under applicable laws and regulations, Tenant shall also book all sales made from the Premises and orders taken at the Premises as occurring in the City of Palo Alto, even though the account may be transferred elsewhere for collection or the delivery of merchandise sold or the performance of services ordered may be made elsewhere. Tenant agrees and acknowledges that the foregoing requirements are intended to maximize sales and use tax revenues to the City of Palo Alto."

     7.   INTENTIONALLY OMITTED.

     8. SUBTENANT'S WALKWAY RIGHTS. Subtenant agrees and acknowledges that by assuming the rights and obligations of Tenant under the Lease, Subtenant shall also assume all obligations of Tenant, as successor-in-interest to Incyte Genomics, Inc., under that certain First Amendment to the Lease dated as of July 19, 2000 by and between Interval Research Corporation and Incyte Genomics, Inc., a copy of which is attached as EXHIBIT E.

     9. RIGHT OF FIRST OFFER. Landlord hereby grants to Subtenant a right of first offer (the "RIGHT OF FIRST OFFER") to lease any one of those certain parcels of improved real property


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

that are adjacent to the Premises and which are commonly known as 3170 Porter Drive, 3150 Porter Drive and 3145 Porter Drive (hereinafter referred to individually and collectively as the "ADJACENT PREMISES") in the event that during the term of the Sublease or the Extended Term (but not during any Renewal Term except as provided in subsection (d) below) any current tenant of an Adjacent Premises (hereinafter individually and collectively referred to as an "ADJACENT TENANT") elects not to renew or extend the term of its lease in existence as of the date of this Agreement.

          (a) The Right of First Offer shall not apply to any renewal or extension of a lease for an Adjacent Premises between Landlord and an Adjacent Tenant that is granted to such Adjacent Tenant in its lease. In the event an Adjacent Tenant has no right to such renewal or extension but desires to enter into negotiations with Landlord regarding a renewal or extension, Landlord shall deliver written notice to Tenant that Landlord intends to enter into such negotiations. In the event Tenant desires to make a competing offer to lease the Adjacent Premises, Tenant shall deliver written notice to Landlord within ten
(10) business days after receipt of Landlord's notice. Upon receipt of such notice from Tenant, Landlord agrees that it will engage in concurrent negotiations with such Adjacent Tenant and Tenant for a period of at least fifteen (15) business days; provided that Landlord shall have no obligation to give priority or preference to Tenant over the Adjacent Tenant.

          (b) In the event Landlord desires to enter into an agreement with a third party (other than an Adjacent Tenant) for the lease of the Adjacent Premises during the term of the Sublease or the Extended Term of the Lease (but not any Renewal Term), Landlord shall deliver to Subtenant a notice setting forth the terms and conditions upon which Landlord would be willing to lease the Adjacent Premises (the "NOTICE"), which terms and conditions shall be based on Landlord's reasonable determination of the fair market rental value of the Adjacent Premises, whereupon Subtenant shall have ten (10) business days in which to elect by delivery of written notice to Landlord whether to lease the Adjacent Premises on all of the terms and conditions of the Notice.

          (c) If Subtenant does not exercise its Right of First Offer with regard to the Notice within the ten (10) business day period, Landlord may lease the Adjacent Premises to any third party upon any terms and conditions Landlord elects, and the Right of First Offer shall terminate and have no further force or effect during the term of the Sublease or the Extended Term of the Lease with respect to the particular Adjacent Premises that was the subject of the Notice.

          (d) If Subtenant exercises its Right of First Offer with regard to the Notice, the Parties shall enter into a new lease with respect to the Adjacent Premises (separate and apart from the Lease) on the terms of the Notice and using the Lease as the basis for the lease of the Adjacent Premises, and making only such changes as are reasonably necessary to conform the new lease to the terms and conditions of the Notice. The execution of a lease for any portion of the Adjacent Premises shall not terminate the Right of First Offer as to the remaining buildings comprising the Adjacent Premises. Additionally, the Right of First Offer as to 3170 Porter Drive (but no other Adjacent Premises) shall remain in effect during any Renewal Term. The Right of First Offer is personal to Subtenant and shall be inapplicable and null and void if Subtenant assigns its interest under the Sublease or Lease.

     10. SUPERSEDING EFFECT. The Parties agree that in the event of any conflict between the terms of this Agreement and the terms of the Lease, or the terms of this Agreement and the terms of the Sublease, the terms of this Agreement shall prevail as between the Parties only.


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

     IN WITNESS WHEREOF, the Parties have executed this Agreement Regarding Sublease and Lease as of the date first above written.

                                THE BOARD OF TRUSTEES OF THE LELAND
                                STANFORD JUNIOR UNIVERSITY

                                By Stanford Management Company



                                By: /s/ Jean Snider
                                    -------------------------------
                                    Jean Snider, Managing Director
                                        Stanford Research Park



                                CONNETICS CORPORATION


                                By: /s/ John L. Higgins
                                    -------------------------------

                                Its: CFO
                                     -------------------------------




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